EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 19TH day of October, 2015, between Infinity Property and Casualty Corporation, an Ohio corporation (the “Company”) and Robert H. Bateman (the “Executive”).
RECITALS
A.    It is the desire of the Company to retain the services of the Executive as an executive officer and Chief Financial Officer as described in this Agreement.
B.    The Executive desires to provide his services to the Company on the terms set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing, and of the respective covenants and agreements set forth below, the parties hereto agree as follows:
ARTICLE I.
SERVICES AND TERM
1.1    Term. The Company hereby employs the Executive and the Executive accepts employment with the Company for a period expiring on October 19, 2018 (the “Term”) commencing on the date hereof (the “Effective Date”).
1.2    Services. During the Term, the Executive will serve as the Company’s Executive Vice President and Chief Financial Officer and will be responsible for such other duties, commensurate with his position and authority, as are reasonably determined, from time to time, by the Company’s Chief Executive Officer. The Executive shall devote his full business time and effort to the performance of his duties hereunder and will render his services at the Company’s offices in Birmingham, Alabama (“Work Location”), except that the Executive agrees to travel from time to time to the extent required for the performance of his duties.
ARTICLE II.
COMPENSATION PACKAGE
2.1    Cash Compensation.
(a)    Base Salary. During the Term, the Company will pay the Executive an annual base salary of at least $400,000.00 for each twelve-month period of the Term. The base salary shall be reviewed for increase (but not decrease) by the Compensation Committee (the "Committee") of the Board of Directors (the “Board”) no less than annually.
The Executive’s base salary shall be payable in accordance with the normal payroll procedures of the Company.

(b)    Bonus Opportunity. The Company shall maintain an incentive bonus compensation plan similar to the Company’s Annual Executive Bonus Plan, approved by the shareholders in 2015. Such plan will include an annual bonus target amount equal to at least $320,000; if any amount of such bonus is payable under the terms of a plan, it shall be in addition to Executive’s annual base salary. The actual amount of any bonus payable to Executive in any year shall be determined by the Board or the Committee based upon performance criteria set forth in advance under the bonus plan and Executive’s achievement of such performance criteria.
(c)    Withholding and Deferrals. All base salary and bonus payable under this Section 2.1 shall be reduced by (i) any income tax or other legally required withholding by the Company, (ii) any elective deferrals of such amounts as contributions to qualified and non-qualified retirement plans or deferred compensation plans of the Company, if any, and (iii) contributions payable by the Executive with respect to his participation in Company welfare benefit and retirement and savings plans.
(d)    Restricted Shares, Performance Shares, and 2015 Bonus. Upon the execution of this Agreement, the Company shall issue to the Executive the following securities pursuant to the Second Amended and Restated 2013 Stock Incentive Plan (the “Stock Plan”) and subject to the terms of the Company’s Form of Restricted Share Award Agreement (incorporated by reference to Exhibit 10.25 to the Company’s Form 10-K filed on February 26, 2015) and Form of Performance Share Award Agreement (incorporated by reference to Exhibit 10 to the Company’s Form 10-Q filed on May 8, 2014):
(i)    Seven thousand, four hundred, seventy-one (7,471) Restricted Shares (as defined in the Stock Plan); and
(ii)    Five thousand, eighty-five (5,085), five thousand, five hundred, fifty-two (5,552), and three thousand, five hundred (3,500) Performance Shares for the Performance Periods (as defined in the Stock Plan) 2015-2017, 2014-2016, and 2013-2015, respectively, which shall convert to shares of common stock based upon the Performance Measures (as defined in the Stock Plan) previously established for such Performance Periods.

The executive shall also be entitled to receive, in lieu of participation in the Annual Executive Bonus Plan for 2015, a fixed bonus in the amount of $200,000, payable at the time amounts payable to participants in the Annual Executive Bonus Plan for 2015 are made or March 31, 2016, whichever is earlier.
2.2    Benefits and Fringes and Other Fringe Benefits.
(a)    Benefit Plans. During the Term, the Executive shall be eligible to participate in such medical, dental, health, retirement, savings, welfare and life and disability insurance plans (including supplemental retirement and savings plans) generally made available from time to time to senior executives of the Company (subject to their terms), and to receive other fringe benefits on terms and conditions that are at least as favorable as the fringe benefits generally provided to other senior executives of the Company at the time such other fringe benefits, if any, are made available to them.
(b)    Vacation and Other Paid Leave. During the Term, the Executive shall be entitled to paid vacation time (via the Company’s Paid Time Account plan or other successor program) and other paid leaves, whether for holidays, illnesses or similar purposes, in accordance with the plans, practices, policies and programs applicable to other senior executives of the Company.
(c)Business Expenses. The Company will promptly pay or reimburse the Executive for all reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder upon presentation of written documentation, subject, however, to the Company’s reasonable policies relating to business-related expenses as then in effect from time to time.
(d)Date of Hire. For determination of benefits to which the Executive is entitled, including but not limited to those described in Sections 2.2(a) and 2.2(b), the Executive’s Date of Hire shall be the first date of his employment with the Company or a subsidiary thereof.
2.3    Indemnification. The Company shall indemnify the Executive (and his successors) to the extent permitted by applicable law and the Company’s regulations.

2.4    Current Incentive Plan. Nothing contained herein shall reduce in any way payments to which the Executive may be entitled under annual bonus plans and/or long-term incentive plans sponsored by the Company or its subsidiaries.

ARTICLE III.
TERMINATION OF SERVICES
3.1    Termination. The Executive’s employment with the Company hereunder may be terminated by the Company or the Executive, as applicable, at any time prior to the end of the Term for any of the following reasons:
(a)    Disability. Upon the failure of the Executive to render services to the Company for a continuous period of six (6) months or for more than one hundred eighty (180) days within a calendar year because of the Executive’s physical or mental disability or illness (“Disability”), the Company may terminate the Executive’s employment hereunder, provided such termination does not otherwise violate applicable law. If there should be a dispute between the parties as to the Executive’s physical or mental disability, such dispute shall be settled by the opinion of an impartial reputable physician agreed upon for such purpose by the parties or their representatives. The certificate of such physician as to the matter in dispute shall be final and binding on the parties.
(b)    Cause. The Company may terminate this Agreement and the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) any act of material insubordination on the part of the Executive; (ii) the engaging by the Executive in misconduct, including but not limited to, any type of sexual harassment which is materially and demonstrably injurious to the Company or any of its divisions, subsidiaries or affiliates, monetarily or otherwise; (iii) any conviction of, or plea of guilty or nolo contendere to, the Executive with respect to a felony (other than a traffic violation); (iv) the commission (or attempted commission) of any act of fraud or dishonesty by the Executive which is materially detrimental to the business or reputation of the Company or any of its divisions, subsidiaries or affiliates; (v) the engaging by the Executive in an act or series of acts constituting misconduct resulting in a misstatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of The Sarbanes Oxley Act of 2002; (vi) the Executive’s breach of any of the covenants set forth in Article IV of this Agreement; or (vii) the Executive’s refusal to follow reasonable and lawful directives of the Board of Directors or the Chief Executive Officer without a valid reason for such refusal. The right of the Company to terminate this Agreement for “Cause” shall be distinct from and shall not limit any remedies available under law to the Company for a material breach by the Executive of his obligations under this Agreement (“Material Breach”).
A termination for Cause shall not take effect unless there is compliance with the provisions of this paragraph. Executive shall be given written notice by the Company of its intention to terminate him for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within 90 days of the Company's learning of such act or acts or failure or failures to act. Executive shall have 20 days after the date that such written notice has been given to him in which to cure such conduct, to the extent such cure is possible. If he fails to cure such conduct, Executive shall then be entitled to a hearing before the Board. Such hearing shall be held within 25 days of such notice to Executive, provided he requests such hearing within 10 days of the written notice from the Company of the intention to terminate him for Cause. If, within five days following such hearing, Executive is furnished written notice by the Board confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, he shall thereupon be terminated for Cause.

(c)	Without Cause.
(i)The Company may terminate the Executive’s employment hereunder without Cause upon thirty (30) days written notice to the Executive.
(ii)The Executive may terminate his employment upon thirty (30) days notice for “Good Reason.” Good Reason shall mean the occurrence (without the Executive’s express written consent), of any one of the following acts by the Company, or failures by the Company to act:

(I)
the assignment to the Executive of any duties that are materially inconsistent with the Executive’s position with the Company (including by reason of the Company becoming a subsidiary, or under the control, of a company not an affiliate of the Company as of the date hereof) or a material adverse alteration or diminution in the nature or status of the Executive’s title or his responsibilities or authority from those in effect as of the date hereof;

(II)	a reduction by the Company in the Executive’s annual base salary as set forth in this Agreement or as the same may thereafter be increased from time to time;

(III)
the relocation of the Executive’s principal place of employment to a location more than fifty (50) miles from the Work Location, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations as of the date hereof;

(IV)	the failure of a successor to assume the Company’s obligations under this Agreement, or

(V)	any material breach by the Company of its obligations under this Agreement.
The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. Except as provided above, the Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. The Executive may resign for Good Reason only if the Executive provides Notice of Termination to the Company within ninety (90) days of the Executive becoming aware that the basis for such Good Reason exists. The Company shall have the opportunity to cure the condition giving rise to Good Reason within thirty (30) days of being notified that Good Reason exists.
(d)    Death. The Executive’s employment hereunder shall automatically terminate on the death of the Executive.
3.2    Payment on Termination with Cause. In the event that the Executive’s employment is terminated by the Company with Cause, the Executive shall be solely entitled to receive the following payments not later than twenty (20) business days after the date of termination:
(a)    payment of any earned but unpaid salary accrued through and including the date of termination;
(b)    payment of accrued, but unused, vacation time; and
(c)    reimbursement of any unreimbursed business expenses incurred prior to the date of termination.
3.3    Payment on Termination Without Cause or for Good Reason. Subject to the Executive’s continuing compliance with the covenants contained in Article IV of this Agreement (the “Covenants”) and the execution by the Executive of a customary binding general waiver and release of claims (the “Release”), in the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, then the Executive, or the

Executive’s estate in the event of his death, shall be entitled to receive the following less any required withholdings:
(a)    payment of any earned, but unpaid salary accrued through and including the date of termination;
(b)    payment of (i) any earned but unpaid annual bonus from a previous calendar year and (ii) any earned but unpaid amounts that may be paid under any Company long-term incentive plans to be paid according to the terms of such plans;
(c)    lump-sum payment of (i) three hundred twenty thousand dollars ($320,000) pro-rated based on the actual number of days elapsed in the year in which the Executive’s termination takes place, plus (ii) six hundred forty thousand dollars ($640,000), with such payment to be made subject to federal, state and applicable withholding taxes and payments;
(d)    lump-sum payment of two (2) times his most recent annual base salary;
(e)    payment of accrued, but unused, vacation time;
(f)    reimbursement of any unreimbursed business expenses, or automobile expenses incurred prior to the date of termination;
(g)for eighteen (18) months (the “Post Termination Benefit Period”), the Company shall continue to provide, at its sole cost and expense, the Executive and his eligible dependents with all benefit plans and other fringe benefits, as set forth below, that were being provided to the Executive immediately prior to his termination of employment upon the same terms and conditions as provided to other senior executives:

a.
Medical and Dental Insurance – The Executive and his eligible dependents who participate in these benefits prior to termination may elect COBRA benefits and the Company will adjust the COBRA payment for the entire 18 months of COBRA to be equal to what the participant would have contributed as an active employee.

b.	Vision Insurance – This is an employee paid benefit and the participating Executive may elect COBRA benefits with the participant responsible for the full cost.

c.
Basic Life Insurance – The Executive may elect continuation of the amount of coverage previously provided and the Company shall be responsible for the cost of such coverage and shall submit payment for the Post Termination Benefit Period directly to the provider of such insurance. The Company may, at its sole discretion, provide such insurance through the same insurance provider at the time of Termination or through a different insurance provider having a comparable or superior A.M. Best rating. The Executive shall, to the extent required by a prospective insurance provider, i) furnish such information, ii) complete and submit such applications and other documentation, and iii) submit to a reasonable and customary physical examination to enable the Company to obtain pricing quotes and to bind coverage for such insurance through a different insurance provider.

d.
Dependent and Optional Life Insurance – This is an employee paid benefit and the participating Executive may elect to continue this coverage through the insurance provider’s portability option with the participant responsible for the full cost.

e.
401(k) Plan – A payment of wages in lieu of a contribution will be made to the participant. The Company match will be calculated based on the participant’s eligible wages and the election that was in effect at the time of termination. The Company discretionary and supplemental contributions will be based on eligible earnings and the last contribution percentage that was announced prior to termination. These payments will be paid in a lump sum within 2 ½ months of termination.

f.	Claims may not be filed for disability plans during the Post Termination Benefit Period unless the date of disability was prior to the termination date.
(h)    [INTENTIONALLY DELETED];
(i)    immediate, 100% vesting of all “Restricted Shares” and “Restricted Share Units” awarded pursuant to the Company’s Second Amended and Restated 2013 Stock Incentive Plan (the “Stock Plan”); and
(j)If the Executive is a “specified employee” for purposes of Section 409A of the Internal Revenue Code (the “Code”), to the extent required to comply with Section 409A of the Code, any payments required to be made pursuant to this Section 3.3 which are deferred compensation and subject to Section 409A of the Code (and do not qualify for an exemption thereunder) shall not commence until one day after the day which is six (6) months from the date of termination. Should this Section 3.3 result in a delay of payments to the Executive, on the first day any such payments may be made without incurring a penalty pursuant to Section 409A (the “409A Payment Date”), the Company shall begin to make such payments as described in this Section 3.3, provided that any amounts that would have been payable earlier but for application of this Section 3.3(j) shall be paid in lump-sum on the 409A Payment Date.
The payments set forth in Sections 3.3(a), (c), (d), (e) and (f) shall be paid on the sixtieth (60th) day following the Executive’s termination of employment, provided the Executive complies with the Covenants and Release requirements set forth above.
3.4    Payment on Termination Due to Death or Disability. Company shall make the following payments in the event of the Executive’s Death (to his estate) or Disability (as defined in Section 3.1(a) of this Agreement): the payments set forth in Sections 3.3(a), (b), (c)(i), (e) and (f). These payments shall be paid on the sixtieth (60th) day following the Executive’s termination of employment. In the event of Death following Disability, amounts remaining to be paid under this section shall be paid to the Executive’s estate.
ARTICLE IV.
COVENANTS
4.1    Non-Competition. The Executive covenants and agrees that during the Term and for a period of twenty-four (24) months following a termination, pursuant to Article III of this Agreement, of the Executive’s employment for any reason (the “Post-Termination Period”), he shall not, directly or indirectly, own an interest in, operate, join, control, advise, consult to, work for, serve as a director or manager of, have a financial interest, or participate in any corporation, partnership, proprietorship, firm, association, person, or other entity that engages or is planning to be engaged in writing, issuing, underwriting, selling, distributing or re-insuring personal property and casualty insurance products or any other business in which the Company is engaged during the Term (the “Business”). This Covenant applies to each state or territory in which the Company is doing business or is making an active effort to do business during the Term and with respect to the Executive’s covenants regarding the Post-Termination Period at the time the Executive’s employment with the Company is terminated. This Covenant does not prohibit the passive ownership of less than five percent (5%) of the outstanding stock or debt of any public corporation as long as the Executive is not otherwise in violation of this Covenant.
4.2    No Diversion. The Executive covenants and agrees that during the Term and the Post-Termination Period, he shall not, directly or indirectly through any other person or entity, solicit, divert, or take advantage of, or attempt to solicit, divert or take advantage of, any actual or potential customers or business opportunities (e.g., writing, issuing, underwriting, selling, distributing or re-insuring personal property and casualty insurance products, investment opportunities, and other similar opportunities) of the Company which the Executive became aware of during his employment with the Company.
4.3    Non-Recruitment. The Executive agrees that the Company has invested substantial time and effort in assembling its present workforce. Accordingly, the Executive covenants and agrees that during the Term and the Post-Termination Period, he shall not, directly or indirectly through any other person or entity, solicit, induce or influence (other than pursuant to general, non-targeted public media advertisements), or attempt to solicit, induce or influence, any employee of the Company to leave his or her employment.
4.4    Non-Disclosure. Prior to and in connection with this Agreement, the Executive has learned and will continue to learn trade secrets and confidential information of Company, including but not limited to (i) financial information, (ii) business methods and techniques, including but not limited to, sales methods, prospecting methods, methods of presentation, programs and other materials used or to be used by the Company in managing, marketing or furthering its business, (iii) insured’s and agent’s names, addresses and other contact information, (iv) all other information about the Company’s business that is not known to the public and gives the Company an opportunity to obtain an advantage over competitors (“Confidential

Information”). The Executive acknowledges that Company has invested substantial sums in the development of its Confidential Information.
Accordingly, during the Term, and after the termination of the Executive’s employment for any reason, the Executive covenants and agrees that he will not, directly or indirectly, disclose or communicate to any person or entity or otherwise use any Confidential Information of the Company (“Non-Disclosure Covenant”) for any purpose other than for the direct benefit of the Company. Upon termination of the Executive’s employment, he shall promptly return to the Company all documents, records, notebooks, manuals, disks, software, hardware and other information of the Company.
This Non-Disclosure Covenant has no geographic limitation and applies for as long as the Confidential Information is not generally known to the public.
4.5    Remedies. The Executive acknowledges that should he violate or threaten to violate any of the Covenants, it will be difficult to determine the resulting damages to the Company and, in addition to any other remedies it may have, and notwithstanding the provisions of Section 5.4, the Company shall be entitled to temporary injunctive relief without being required to post a bond and permanent injunctive relief without the necessity of proving actual damages. The Company may elect to seek one or more of these remedies at its sole discretion on a case by case basis. Failure to seek any or all remedies in one case does not restrict the Company from seeking any remedies in another situation. Such action by the Company shall not constitute a waiver of any of its rights.
4.6    Severability and Modification of Any Unenforceable Covenant. It is the parties’ intent that each of the Covenants be read and interpreted with every reasonable inference given to its enforceability. However, without limiting the generality of Section 5.5 herewith, it is also the parties’ intent that if any term, provision or condition of the Covenants is held to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, it is also the parties’ intent that if it is determined any of the Covenants are unenforceable because of over breadth, then the covenant shall be modified so as to make it reasonable and enforceable under the prevailing circumstances.
4.7    Tolling. In the event of the breach by the Executive of any Covenant, the running of the period of restriction shall be automatically tolled and suspended for the amount of time that the breach continues, and shall automatically recommence when the breach is remedied so that the Company shall receive the benefit of the Executive’s compliance with the Covenants. This paragraph shall not apply to any period for which the Company is awarded and receives actual monetary damages for breach by the Executive of a Covenant with respect to which this paragraph applies.
4.8    Litigation Cooperation. Executive agrees to cooperate with the Company, during the Term and thereafter (including following Executive's termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the

Company, or any Subsidiary as requested; provided, however that the same does not materially interfere with his then current professional activities. The Company agrees to reimburse Executive, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance.
4.9    Non-Disparagement. The Executive agrees that, during the Term and thereafter (including following Executive’s termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or its respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Term and thereafter (including following Executive’s termination of employment for any reason) the Company will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Executive or his business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.
ARTICLE V.
MISCELLANEOUS
5.1    Successors. This Agreement shall inure to the benefit of the Company and its successors and assigns, as applicable and to the benefit of Executive’s personal or legal representatives, executors, administrators or heirs. If the Company shall merge or consolidate with or into, or transfer substantially all of its assets, including goodwill, to another corporation or other form of business organization, this Agreement shall be binding on, and run to the benefit of, the successor of the Company resulting from such merger, consolidation, or transfer. The Executive shall not assign, pledge, or encumber his interest in this Agreement, or any part thereof, without the prior written consent of the Company, and any such attempt to assign, pledge or encumber any interest in this Agreement shall be null and void and shall have no effect whatsoever.
5.2    Governing Law. This Agreement is being made and executed in and is intended to be performed in the State of Alabama and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Alabama, without regard to the conflict of laws principles thereof.
5.3    Entire Agreement. This Agreement comprises the entire agreement between the parties hereto relating to the subject matter hereof and as of the Commencement Date, supersedes, cancels and annuls all previous agreements between the Company (and/or its predecessors) and the Executive, as the same may have been amended or modified, and any right of the Executive thereunder other than for compensation accrued thereunder as of the date hereof, and supersedes, cancels and annuls all other prior written and oral agreements between the Executive and the Company or any predecessor to the Company. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement.

5.4    Disputes.
(a)    Any dispute or controversy arising under, out of, in connection with, or in relation to this Agreement or the Executive’s employment with the Company shall be finally determined and settled by arbitration in Jefferson County, Alabama, in accordance with the rules and procedures of the American Arbitration Association and its National Rules for Resolution of Employment Disputes. In any arbitration proceeding, the arbitrator will apply the terms of this Agreement as written, the Federal Arbitration Act, and other relevant federal and state laws, including time limits on claims.
(b)    The rights and claims of the Executive covered by this section specifically include, but are not limited to, all of the Executive’s rights or claims arising out of or in any way related to the Executive’s employment with Employer, such as rights or claims arising under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended (including amendments contained in the Civil Rights Act of 1991), the Americans With Disabilities Act, 42 U.S.C. § 1981, the Fair Labor Standards Act, the Executive Retirement Income Security Act, state anti-discrimination statutes, other state or local laws regarding employment, common law theories such as breach of express or implied contract, wrongful discharge, defamation, and negligent or intentional infliction of emotional distress. Excluded from this Section 5.4 are all unemployment benefits claims, workers’ compensation claims, claims for injunctive relief concerning the Covenants in Article IV of this Agreement, and claims not lawfully subject to arbitration, including charges or complaints filed with an administrative agency (but not litigation connected with any such charge or complaint).
5.5    Severability; Enforceability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held to be invalid, unenforceable, or void by the final determination of a court of competent jurisdiction in any jurisdiction and all appeals therefrom shall have failed or the time for such appeals shall have expired, as to that jurisdiction and subject to this Section 5.5, such clause or provision shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full force and effect. In the event this Agreement or any portion hereof is more restrictive than permitted by the law of the jurisdiction in which enforcement is sought, this Agreement or such portion shall be limited in that jurisdiction only, and shall be enforced in that jurisdiction as so limited to the maximum extent permitted by the law of that jurisdiction.
5.6    Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
5.7    Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by the Chief Executive Officer and signed by the Executive and the Company. By an instrument in writing similarly executed, the Executive or the Company may, with the approval of the Chief Executive Officer, waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.
5.8    No Inconsistent Actions. The parties hereto shall not voluntarily undertake any action inconsistent with, or voluntarily undertake or fail to undertake any action or course of action to avoid or evade, the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.
5.9    Section 409A Compliance. The payments and benefits under this Agreement are intended to comply with or be exempt from Section 409A of the Code (to the extent applicable) and, to the extent it would not adversely impact the Company, the Company agrees to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply with or be exempt from such requirements without resulting in any diminution in the value of payments or benefits to the Executive. Accordingly, payments and benefits that are contingent on the Executive’s termination of employment shall not be made unless such termination is also a “separation from service” within the meaning of Section 409A of the Code.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Infinity Property And Casualty Corporation: By: /s/ James R. Gober Name: James R. Gober Title: Chairman, Chief Executive Officer and President	Executive: /s/ Robert H. Bateman Robert H. Bateman